News Release

Sustainable Growth

HARVEST OPERATIONS ANNOUNCES INTENT TO ISSUE US SENIOR NOTES

Calgary, Alberta – September 17, 2010 – Harvest Operations Corp. (TSX: HTE.DB.B, HTE.DB.D, HTE.DB.E, HTE.DB.F and HTE.DB.G) - Harvest Operations Corp. announced today that it is has commenced an offering of senior unsecured debt securities with a seven year maturity.  The debt securities will be issued by Harvest Operations Corp. and guaranteed by certain of Harvest Operations Corp.’s subsidiaries.

The offering will be made solely by means of a private placement either to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or to certain persons in offshore transactions pursuant to Regulation S under the Securities Act.

The debt securities have not been and will not be registered under the Securities Act and the debt securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful.

ADVISORY

Certain information in this press release, including management’s assessment of future plans and operations, contains forward-looking information that involves risk and uncertainty.  Such risks and uncertainties include, but are not limited to, risks associated with: imprecision of reserve estimates; conventional oil and natural gas operations; the volatility in commodity prices and currency exchange rates; risks associated with realizing the value of acquisitions; general economic, market and business conditions; changes in environmental legislation and regulations; the availability of sufficient capital from internal and external sources; and, such other risks and uncertainties described from time to time in Harvest’s regulatory reports and filings made with securities regulators.

Forward-looking statements in this press release may include, but are not limited to, production volumes, operating costs, commodity prices, capital spending, access to credit facilities, and regulatory changes.  For this purpose, any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements often contain terms such as “may”, “will”, “should”, “anticipate”, “expects” and similar expressions.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are based will occur.  Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.  Harvest assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.  Forward-looking statements contained in this press release are expressly qualified by this cautionary statement.

Investor & Media Contacts:	Corporate Head Office:
John Zahary, President & CEO	Harvest Operations Corp.
Jeremy Dietz / Kari Sawatzky, Investor Relations	2100, 330 – 5th Avenue S.W.
Toll Free Investor Mailbox: (866) 666-1178	Calgary, Alberta T2P 0L4
Email: information@harvestenergy.ca	Website: www.harvestenergy.ca